Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 No.333-203994 of Aspirity Holdings, LLC of our report dated April 15, 2016, except for Note 19, as to which the date is May 23, 2016, and Note 4, as to the 2015 amounts which the date is April 28, 2017, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota

April 15, 2016, except for Note 19, as to which the date is May 23, 2016, and Note 4, regarding the 2015 amounts, as to which the date is April 28, 2017